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                                                                    Exhibit 10.6

                              EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the "Agreement"), is made this 17th November 1995, by and between Volume Services, Inc. a Delaware corporation ("Employer" or "Company"), together with its successors and assigns, and Kenneth R. Frick, ("Executive") together with his heirs and assigns.

WHEREAS, the Company desires to employ the Executive and the Executive desires to be employed to provide his services to the Company, all on the terms and subject to the conditions as hereinafter set forth;

WHEREAS, Employer and Executive wish to provide for Executive's continued employment if the Company is sold;

NOW, THEREFORE, in consideration of the mutual promises contained herein and other good anti valuable consideration, the parties hereto agree as follows:

1. Stock Sale. This Agreement is contingent upon the sale of the outstanding stock of the Company to VSI Acquisition Corporation ("the Stock Sale"). If the Stock Sale does not occur, this Agreement shall be unenforceable by either party. If the Stock sale does occur, this Agreement shall be binding upon the Executive and the Company, and neither party may cancel or terminate this Agreement prior to the Stock Sale without the express written consent of the other party, it being expressly understood that the Company and the purchaser of the stock of the Company are relying upon this Agreement to complete the Stock Sale.

2. Employment Term. The Executive shall be employed for a period beginning on the date of the Stock Sale and continuing for a term which does not end until this Agreement is terminated pursuant to Section 5, Termination. This shall be referred to as "the Employment Term" or "the Term of Employment."

3. Employment, Position and Duties. Employer hereby employs and engages the services of Executive during the Term of Employment as an executive of Employer in the position of Chief Financial Officer of Volume Services, Inc. Executive's employment with Employer under this Agreement shall be in a capacity commensurate with the status, authority, duties and responsibilities of a chief Financial officer for a similarly-sized company. The scope of Executive's responsibilities as Chief Financial officer will include, but not be limited to, overall responsibility for insuring that proper accounting and financial practices and standards are maintained at both the corporate level and in the operations. In addition, Executive's responsibilities will include financial and accounting support for new sales and marketing efforts and the development of management employees in accordance with the succession plans of volume services.

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Executive agrees to serve Employer in such position and capacity for the Term of
Employment, to devote the reasonable and necessary attention and time to the business affairs of Employer, and to expend his reasonable efforts to discharge the responsibilities he is assigned.

4.       Terms and Conditions of Employment

         4.1 Base Salary. During the Term of Employment, Executive shall be entitled to be paid a Base Annual Salary. Executive shall continue to receive the Base Annual Salary he is receiving on the day of the Stock Sale. The base annual salary shall be reviewed at least annually, and may be increased in the Company's discretion.

         4.2 Bonus. The Board of Directors of the Company shall, from time to time, develop a management incentive compensation plan that will provide for the possibility of cash bonuses for the Executive and other executives of the Company, provided certain performance targets are met. The Executive shall be entitled to participate in the management incentive compensation plan and, assuming the prescribed performance targets are achieved, to receive a cash bonus payable at the end of the second month following the end of the fiscal year in an amount calculated in accordance with the terms of the plan. The amount of any accrued but unpaid bonus at the time of termination of the Employment Term shall be calculated in accordance with the terms of the plan. Notwithstanding the foregoing, Executive shall not be entitled to a bonus if there is a Termination for Just Cause as defined below.

         4.3 Vacation. During each calendar year of the Employment Term, the Executive shall be entitled to four (4) weeks of paid vacation.

         4.4 Other Benefits. During the Employment Term, the Executive shall be entitled to participate in all retirement and/or savings plans, mall incentive compensation plans, and all group health, hospitalization and disability insurance plan, and other employee welfare benefit plans in which other key executives of the company participate.

         4.5 Relocation. Should the Company request that Executive relocate during the Employment Term, then the Company shall reimburse the Executive for necessary and reasonable moving expenses in accordance with the then relocation policy applicable to key executives.

         4.6 Reimbursement of Expenses Incurred in Performance of Employment. In addition to the compensation provided for under Section 2 hereof, upon submission of proper vouchers, the Company shall pay or reimburse the Executive f or all normal and reasonable expenses, including travel expenses (which includes reimbursement for business use on a per-mile basis of Executive's personal automobile)f incurred by the Executive during the Employment Term in connection with the Executive's responsibilities to the Company.

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5.       Termination.

         5. (a)   The Employment Term shall terminate immediately upon the
occurrence of any of the following events:

                           (1)      immediately upon the death of the Executive;

                           (2) Upon the one hundred eightieth (180th) day following the Permanent Disability of the Executive (as defined below);

                           (3) upon the effective date of Resignation by the Executive (as defined below);

                           (4) upon the sixtieth (60th) day following notice given by the Company of Termination Without Cause (as defined below); or,

                           (5) upon the close of business on the date the Company gives the Executive notice of Termination for Just Cause (as defined below).

         5. (b)   For purposes of this Agreement:

                  (1) "Permanent Disability" shall mean the Executive is unable to perform the essential functions of his job with or without reasonable accommodation by reason of a physical or mental disability or infirmity which has continued for more than one hundred eighty (180) consecutive days. The Executive agrees to submit such medical evidence regarding such disability or infirmity as is reasonably requested by the Company.

                  (2) "Resignation by the Executive" shall mean any voluntary termination or resignation by the Executive. Executive is required to give at least thirty (30) days written notice of Resignation and the Company is entitled, upon receiving such notice, to accept such Resignation any time prior to the Resignation date proposed by the Executive. The effective date of the Resignation shall be the day the resignation is accepted by the Company. However, Executive shall be paid through the notice period so long as the Executive has given thirty (30) calendar days notice of Resignation.

                  (3) "Termination Without Cause" shall mean any termination by the Company for any reason other than termination due to "Permanent Disability" or "Termination for Just Cause."

                  (4) "Termination for Just Cause" shall mean termination of the employment of the Executive for "just cause" pursuant to applicable law. In addition, the termination of the Executive's employment shall be deemed to have been for just cause if termination of his employment shall have been the result of:

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                           (i)      an act or acts by him, or any omission by
                                    him, constituting a felony, and the
                                    Executive has entered a guilty plea or
                                    confession to or has been convicted of such felony;

                           (ii) act of fraud or dishonesty by the Executive which results or is intended to result in harm to the Company;

                           (iii) gross negligence by the Executive in the performance of his duties;

                           (iv)     gross insubordination by the Executive;

                           (v) the breach of any material provision of this Agreement by the Executive.

         Further, it is expressly agreed that Executive's refusal to relocate outside the United States or to Alaska or Hawaii, and if that refusal by the Executive results in the Executive's termination, then said termination shall be a "Termination Without Cause.".

         5. (c) Except for the payment of any earned but unpaid salary due at the time of termination of the Employment Term and except for any payments which may be due as set forth below, Executive shall not be entitled to receive any additional compensation of any kind from the Company upon the termination of the Employment Term:

         (1) If termination of the Employment Term is due to the death of the Executive, Executive's surviving spouse, or if none, the Executive's estate or legal representative, shall be paid the Base Annual Salary in monthly installments for a period of two
                  (2) years commencing immediately upon the death of Executive; plus any accrued, but unpaid bonus, at the time of death, payable at the end of the second month following the end of the fiscal year in accordance with the terms of the bonus plan.

         (2) If termination of the Employment Term is due to the Permanent Disability of the Executive, the Executive shall be paid one-half of the Base Annual Salary in monthly installments for a period of two (2) years after the termination of the Executive's employment; plus any accrued, but unpaid bonus, at the time of Permanent Disability, payable at the end of the second month following the end of the fiscal year in accordance with the terms of the bonus plan.

         (3) If termination of the Employment Term is due to the Resignation of the Executive, the Executive shall be paid through the thirtieth (30th) calendar day following receipt by the Company of Executive's written resignation; plus any accrued but unpaid bonus at the time of Resignation, payable at the end of the

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                  second month following the end of the fiscal year in
                  accordance with the terms of the bonus plan.

         (4) If termination of the Employment Term is due to Termination without Cause by the Company, the Executive shall be paid severance equal to two times (2x) the amount of the Executive's Base Annual Salary in effect at the time of termination, payable in a lump sum at the time of termination, less applicable withholdings required by law; plus any accrued, but unpaid bonus at the time of termination payable at the end of the second month following the end of the fiscal year in accordance with the terms of the bonus plan. In addition, Executive shall be paid the Company subsidy for eighteen (18) months of COBRA coverage payable in a lump sum at termination less applicable withholdings required by law.

                  In addition to severance pay provided herein, the Company, at its expense, will provide the Executive with outplacement counseling and the support services of an executive outplacement firm for a period until re-employment, but no longer than eighteen (18) months after termination.

         5. (d) Release Contingency; No Duplication of Severance Pay. Payment of benefits under Section 5 of this Agreement shall be conditioned upon Executive's execution of a full release of all claims against Employer (other than claims with respect to vested retirement benefits, vested stock options and other vested accrued benefits, and other than with respect to workers compensation claims) which is in a form acceptable to Employer; and also shall be in lieu of any other severance payments under any other severance plan or program of Employer.

         6.       Protected Information; Prohibited Solicitation.

         6. (a) The Executive hereby recognizes and acknowledges that during the course of his employment by the Company, the Company has disclosed and will furnish, disclose, or make available to the Executive confidential and proprietary information related to the Company's business including, without limitation, customer lists, financial information, ideas, processes, inventions, and devices (the "Confidential Information"), that such Confidential Information has been developed and will be developed through the expenditure by the Company of substantial time and money and that all such Confidential Information except to the extent it is in the public domain shall constitute trade secrets protected under applicable law. The Executive further agrees to use such Confidential Information only for the purpose of carrying out his duties with the Company and agrees that he will not, for a period of two (2) years after his last day of employment with the Company, misappropriate for himself or others or disclose to any third party, either directly or indirectly, any Confidential Information. It is expressly understood that Executive shall not be in breach of this Section 6(a) for any disclosure he is required to make by virtue of a final unappealable order of a court of competent jurisdiction. It is further expressly agreed that Executive shall return to the Company at the time of termination and not retain any

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property belonging to the Company, including, without limitation any and all originals and copies of documents referencing or containing any Confidential Information.

         6. (b) The Executive hereby agrees that for a period of two (2) years following his last day of employment by the Company, Executive shall not, without the written consent of the Company, knowingly solicit, entice, or persuade any other employees of the Company to leave the services of the Company for any reason.

         6. (c) The Executive further agrees that he will not, for a period of two (2) years following his last day of employment by the Company, enter into any relationship whatsoever, either directly or indirectly alone or in a partnership, or as an officer, director, employee or stockholder (beneficially owning the stock or options to acquire stock totaling more than five percent of the outstanding shares) of any corporation (other than the Company), or otherwise acquire or agree to acquire a significant percent or future equity or other proprietorship interest, whether as a stockholder, partner, proprietor, or otherwise, with any enterprise, business, or division thereof (other than the Company), which is engaged in the contract concessions and entertainment business similar to that engaged in by the Company in those states within the United States in which the Company is, at the time of such termination of employment, conducting its business and over which the Executive has had direct or indirect supervisory responsibility while in the employment of the Company.

         6. (d) Information Regarding This Agreement. Executive shall not, without the prior written consent of Employer, either before, during or after the Employment Term, communicate or divulge any information regarding the circumstances or amounts payable under this Agreement; provided, that nothing in this paragraph shall prevent Executive from sharing with his spouse and confidential legal and financial advisors general information regarding the amount of his compensation as may be necessary to make basic financial decisions, or disclosing general information about Executive's work experience (not including any confidential, proprietary or other information concerning the Company or its operations) to prospective employers if necessary to enable Executive to obtain placement at a salary and other benefits commensurate with Executive's past compensation.

         6. (e) The Executive acknowledges that the restrictions placed upon him by this Section 6 are reasonable, given the nature of his position, and that there is sufficient consideration promised him pursuant to this Agreement to support these restrictions.

         6. (f) The restrictions of this Section 6 shall survive Executive's last day of employment by the Company and shall be in addition to any restrictions imposed upon the Executive by statute or at common law.

         7. Injunctive Relief. The Executive hereby expressly acknowledges that any breach or threatened breach by the Executive of any of the terms set forth in Section 6 of this Agreement may result in significant and continuing injury to the Company, the monetary value of which may

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be impossible to establish. Therefore, the Executive agrees that the Company shall be entitled to apply for injunctive relief in South Carolina or any other court of appropriate jurisdiction. The provisions of this Section 7 shall survive the Employment Term.

         8. Parties Benefitted; Assignments. This Agreement shall be binding upon the Executives, the heirs and personal representative or representatives of the Executive and upon the Company and its successors and assigns. Neither this Agreement nor any rights or obligations hereunder may be assigned by the Executive.

         9. Notices. Any notice required or permitted by this Agreement shall be in writing sent by personal delivery, or by registered or certified mail, return receipt requested, addressed to Executive's immediate supervisor and the Company at its then principal office, or the Executive at his then current address, as the case may be or to such other address or addresses as any party hereto may from time to time specify in writing for the purpose of a notice given to the other parties in compliance with this Section 9. Notices shall be deemed given when received.

         10. Governing Law and Venue. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of South Carolina without regard to conflict of law principles and the parties agree to submit themselves to the jurisdiction of the federal or state courts of the State of South Carolina for any claim arising under this Agreement which is brought by the other party in South Carolina.

         11. Arbitration of Disputes. Except for claims barred by the applicable statute of limitations and except for claims for injunctive relief which the Company may elect to pursue in state or federal court, the Executive and the Company agree that any and all disputes between them, and any claim by either party that cannot be amicably settled shall be determined solely and exclusively by arbitration in accordance with the Employment Dispute Resolution Rules then pertaining of the American Arbitration Associations or any successor thereof at its office nearest Employer's principal place of business unless the parties otherwise agree in writing. The arbitration shall be conducted by three arbitrators. Judgment upon an award by the majority of the arbitrators shall be binding, and shall be entered in a court of competent jurisdiction.

         12. Indemnification and Insurance; Legal Expenses. The Company will indemnify and hold harmless the Executive to the fullest extent permitted by the laws of the State of South Carolina for the indemnification of officers or directors, against all costs, charges and expenses whatsoever incurred or sustained by the Executive in connection with any action suit, or proceedings to which the Executive may be made a party by reason of being or having been an officer or employee of the Company, or having served any other enterprises at the request of the Company. In addition, the Company will maintain officer and director liability insurance and the Executive shall be entitled to the protection offered in any insurance policies the Company may elect to maintain generally for the benefit of its directors and officers insuring against such losses. It is expressly understood that there is no obligation by the Company to indemnify the

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Executive for any dispute, claim, or controversy arising under this Agreement, or for which indemnification is inappropriate under applicable law.

         13. Miscellaneous. This Agreement contains the entire agreement of the parties relating to the subject matter hereof. This Agreement supersedes any prior written or oral agreements or understandings between the parties relating to the employment of Executive, the compensation or benefits promised to Executive or any other agreement or understanding relating in any way to the subject matter in this Agreement. No modification or amendment of this Agreement shall be valid unless in writing and signed by or on behalf of the parties hereto. A waiver of the breach of any term or condition of this Agreement shall not be deemed to constitute a waiver of any subsequent breach of the same or any other term or condition. This Agreement is intended to be performed in accordance with, and only to the extent permitted by all applicable laws, ordinances, rules and regulations. If any provision of this Agreement, or the application thereof to any person or circumstance shall, for any reason and to any extent, be held invalid or unenforceable, such invalidity and unenforceability shall not affect the remaining provisions hereof and the application of such provisions to other persons or circumstances, all of which shall be enforced to the greatest extent permitted by law. The compensation provided to the Executive pursuant to this Agreement shall be subject to any withholdings and deductions required by any applicable tax laws. Any amounts payable to the Executive hereunder after the death of the Executive shall be paid to the Executive's estate or legal representative. The headings in this Agreement are inserted for convenience of reference only and shall not be part of or control or affect the meaning of any provision hereof.

         IN WITNESS WHEREOF the parties have duly executed and delivered this Agreement as of the day and year first above written.

VOLUME SERVICES, INC.                                 EXECUTIVE

By: /s/ Lawrence A. Hatch                             /s/ Kenneth R. Frick
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    Lawrence A. Hatch                                 Kenneth R. Frick

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